Exhibit 99.1

Contact:	Kelly Tacke Executive Vice President and Chief Financial Officer (972) 991-2422

PALM HARBOR HOMES, INC. REPORTS

FOURTH QUARTER AND FISCAL 2010 YEAR-END RESULTS

DALLAS, Texas (May 25, 2010) – Palm Harbor Homes, Inc. (NASDAQ:PHHM) today reported financial results for the fourth quarter and fiscal year ended March 26, 2010.

Overview

Net sales for the fourth quarter totaled $69.4 million compared with $78.9 million in the year-earlier period. Net loss for the fourth quarter of 2010 totaled $21.6 million, or $0.94 per share, compared with a net loss of $9.9 million, or $0.43 per share, a year ago. The results for the fourth quarter of fiscal 2010 include $9.2 million, or $0.40 per share, for restructuring charges related to closing one factory and 23 sales centers. The results for the fourth quarter of fiscal 2009 include a pre-tax gain of $3.5 million, or $0.15 per share, on the repurchase of convertible senior notes, and $2.3 million, or $0.10 per share, for restructuring and impairment charges. Excluding these items, net loss for the fourth quarter of fiscal 2010 totaled $0.54 per share compared with a net loss for the fourth quarter of fiscal 2009 of $0.48 per share.

Net sales for fiscal 2010 were $298.4 million compared with $409.3 million a year ago. Net loss for fiscal 2010 totaled $51.1 million, or $2.23 per share, compared with the net loss of $32.0 million, or $1.40 per share, for fiscal 2009. The results for fiscal 2010 include $9.2 million, or $0.40 per share, for restructuring charges taken in the fourth quarter as described above. The results for fiscal 2009 include a pre-tax gain of $7.7 million, or $0.34 per share, on the repurchase of convertible senior notes, and $2.3 million, or $0.10 per share, for restructuring and impairment charges. Excluding these items, net loss for fiscal 2010 totaled $1.83 per share compared with a net loss of $1.64 per share for fiscal 2009.

Restructuring Activities Completed

Commenting on the results, Larry Keener, chairman and chief executive officer of Palm Harbor Homes, Inc., said, “In light of the ongoing challenges facing our economy and our industry, Palm Harbor has continued to take the necessary steps to revise our operating strategy to meet current and expected demand. Our results for the fourth quarter reflect the restructuring costs associated with the closure of 23 sales centers, one factory and other overhead reductions. With the completion of these actions during the quarter, we believe we are better positioned to effectively operate and achieve profitability in this business environment with a more efficient and sustainable footprint. We are realizing approximately $20.0 million in annual savings going forward and, as a result, we expect significantly better operational results in fiscal 2011.

Business Outlook

“While revenues declined in the fourth quarter compared with the previous year, we achieved a 13 percent increase in total factory-built homes sold. The revenue trend reflects a decline in average selling prices primarily due to restructuring-related discounts, as well as a shift in demand for smaller, less expensive, homes. However, we are encouraged with the overall increase in activity and are cautiously optimistic that demand may be starting to turn around. Year to date industry shipments were almost flat compared with the same period a year ago, however, shipments in the month of March were actually higher, another favorable indicator that we may have reached an inflection point. Additionally, our market share is growing due to an expanded product line, new distribution channels and fewer competitors. More importantly, Palm Harbor continues to offer the most trusted brand name in the industry, with a diverse and affordable high-quality product line, a profitable insurance and finance operation, manufacturing excellence and exceptional customer satisfaction.”

“Looking ahead, we see other signs that business may be improving,” said Keener. “We are encouraged that our annualized revenues are up 21 percent since January. Customer attitudes have been more positive and recent retail traffic reflects a higher quality customer profile. The recently ended homebuyer tax credit no doubt has had a positive impact on revenues and it remains to be seen if this improvement is sustainable. We are pursuing innovative ways to both expand our product offering and reach new distribution channels to further drive revenues. Our commercial activity is gaining traction and we believe this line of business will provide an increasingly important revenue source going forward. As we move into fiscal 2011, we are better positioned to respond to market opportunities and move the Company towards reaching sustained profitability. We remain focused on carefully managing our costs, achieving gross margin improvement and maintaining adequate liquidity to effectively manage our business regardless of the market direction.”

Profitable Insurance and Finance Businesses

“Our financial services operations have continued to make a positive contribution to Palm Harbor’s business through this challenging environment. Standard Casualty, our insurance subsidiary, has been a very consistent performer for the Company with a steady growth in policies written in spite of the precipitous decline in shipments. CountryPlace Mortgage, Palm Harbor’s mortgage lending subsidiary, also remains profitable and fiscal 2010 loan originations were only two percent lower than the previous year in a very tight lending environment. As a new Ginnie Mae approved lender, we expect significantly higher loan originations in fiscal 2011. As a fully integrated company, having a profitable insurance and finance operation provides another distinct competitive advantage for Palm Harbor in today’s market,” added Keener.

Cash Flow Management

Kelly Tacke, executive vice president and chief financial officer of Palm Harbor Homes, Inc., commented, “Over the past year, maintaining a very disciplined focus on controlling our costs and carefully managing our cash flow has been a top priority. As a result of our efforts and restructuring actions, we have reduced our selling, general and administrative expenses by approximately 17 percent in fiscal 2011. Positive cash flows from operating activities for the year were approximately $15.6 million. As we look ahead to fiscal 2011, we remain committed to maintaining a strong balance sheet in light of the ongoing challenges facing our industry and our economy.”

A conference call regarding this release is scheduled for tomorrow, May 26, 2010, at 10:00 a.m. (Eastern Time). Interested parties can access a live simulcast on the Internet at www.PalmHarbor.com or www.earnings.com. A 30-day replay will be available on both websites.

Palm Harbor Homes is one of the nation’s leading manufacturers and marketers of multi-section manufactured homes. The Company markets nationwide through vertically integrated operations, encompassing manufacturing, marketing, financing and insurance. For more information on the Company, please visit www.palmharbor.com.

This press release contains projections and other forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. These projections and statements reflect the Company’s current views with respect to future events and financial performance. No assurance can be given, however, that these events will occur or that these projections will be achieved and actual results could differ materially from those projected as a result of certain factors. A discussion of these factors is included in the Company’s periodic reports filed with the Securities and Exchange Commission.

PALM HARBOR HOMES, INC.

Statements of Operations

(Dollars in thousands, except earnings per share)

For the fourth quarter and fiscal year ended March 26, 2010 and March 27, 2009

	Fourth Quarter Ended		Fiscal Year Ended
	March 26, 2010	March 27, 2009	March 26, 2010	March 27, 2009
	(Unaudited)	(Unaudited)	(Unaudited)
Net sales	$69,351	$78,895	$298,371	$409,274
Cost of sales	59,802	59,686	234,664	312,428
Selling, general and administrative expenses	27,055	28,816	100,209	120,402

Loss from operations	(17,506)	(9,607)	(36,502)	(23,556)

Interest expense	(4,469)	(4,256)	(17,533)	(18,265)
Gain on repurchase of convertible senior notes	—	3,481	—	7,723
Other income	273	276	2,944	2,095

Loss before income taxes	(21,702)	(10,106)	(51,091)	(32,003)
Income tax benefit (expense)	122	192	(41)	8

Net loss	$(21,580)	$(9,914)	$(51,132)	$(31,995)

Loss per common share:
Basic and diluted	$(0.94)	$(0.43)	$(2.23)	$(1.40)

Weighted average common shares outstanding:
Basic and diluted	22,927	22,875	22,888	22,856

Condensed Balance Sheets

(Dollars in thousands)

March 26, 2010 and March 27, 2009

	March 26, 2010	March 27, 2009
	(Unaudited)
Assets
Cash and cash equivalents	$26,705	$12,374
Trade accounts receivables	18,533	23,458
Consumer loans receivable, net	176,143	191,597
Inventories	60,303	97,144
Property, plant and equipment, net	27,251	35,937
Other assets	48,818	51,172

Total Assets	$357,753	$411,682

Liabilities and Shareholders’ Equity
Accounts payable and accrued liabilities	$60,700	$64,836
Floor plan payable	42,249	49,401
Construction lending line	3,890	3,589
Securitized financings	122,494	140,283
Virgo debt	18,518	—
Convertible debt	50,486	47,940
Shareholders’ equity	59,416	105,633

Total Liabilities and Shareholders’ Equity	$357,753	$411,682

PALM HARBOR HOMES, INC.

Quick Facts

	Fourth Quarter Ended		Fiscal Year Ended
	March 26, 2010	March 27, 2009	March 26, 2010	March 27, 2009
FACTORY-BUILT HOUSING:
Company-owned sales centers and builder locations:
Beginning	78	86	86	87
Added	0	1	1	1
Closed	(23)	(1)	(32)	(2)

Ending	55	86	55	86

Factory-built homes sold through:
Company-owned sales centers and builder locations	603	541	2,357	2,932
Independent dealers, builders & developers	171	145	667	954

Total factory-built homes sold	774	686	3,024	3,886

Factory-built homes sold as:
Single-section	172	127	654	661
Multi-section	418	407	1,680	2,254
Modular	184	152	690	971

Total factory-built homes sold	774	686	3,024	3,886

Commercial buildings:
Number of commercial buildings sold	3	21	50	61
Net sales from commercial buildings sold (in 000’s)	$496	$6,007	$10,796	$16,671

Average sales prices:
Manufactured housing – retail*	$65,000	$72,000	$67,000	$73,000
Manufactured housing – wholesale	$52,000	$50,000	$52,000	$54,000
Modular housing – consumer*	$168,000	$183,000	$166,000	$175,000
Modular housing – builder and developer	$62,000	$76,000	$71,000	$72,000

Homes produced	613	502	2,635	3,268
Internalization rate	73%	73%	74%	69%

FINANCIAL SERVICES
Loan originations:
CPM	57	71	288	294

Insurance penetration:
Warranty	81%	89%	85%	92%
Physical damage	67%	68%	68%	70%

*	Excludes closing sales centers